Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2004 RESULTS

Diluted Earnings per Share of $0.62
Board Approves Increased Stock Repurchase Authorization

Plano, Texas, July 26, 2004 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM: RCII), the leading rent-to-own operator in the U.S., today announced quarterly revenues and net earnings for the period ended June 30, 2004.

The Company, the nation’s largest rent-to-own operator, had total revenues for the quarter ended June 30, 2004 of $573.0 million, a $19.7 million increase from $553.3 million for the same period in the prior year. This increase of 3.6% in revenues was primarily driven by incremental revenues generated in new and acquired stores, offset by a decrease in same store sales of 2.3%.

Net earnings for the quarter ended June 30, 2004 were $51.2 million, or $0.62 per diluted share, representing an increase of 6.9% over $0.58 per diluted share, or net earnings of $52.3 million, when excluding the charges discussed below, reported for the same period in the prior year. The increase in earnings per diluted share is primarily the result of lower interest expense as well as a reduction in the number of the Company’s outstanding shares, offset by a slight decrease in net earnings attributable to an increase in operating expenses related to new store openings as well as the recently closed and integrated acquisitions of Rainbow Rentals and Rent-Rite.

Net earnings for the six months ended June 30, 2004 were $103.4 million, or $1.25 per diluted share, representing an increase of 8.7% over $1.15 per diluted share, or net earnings of $103.3 million, when excluding the charges discussed below, for the same period in the prior year. Total revenues for the six months ended June 30, 2004 increased to $1,158.4 million from $1,119.7 million in 2003, representing an increase of 3.5%. Same store revenues for the six-month period ending June 30, 2004 decreased 2.2%.

Through the six-month period ended June 30, 2004, the Company generated cash flow from operations of approximately $199.7 million, an increase of over 30% for the same period of the prior year, while ending the quarter with $86.2 million of cash on hand. The Company also announced that its Board of Directors has increased the authorization for stock repurchases under the Company’s common stock repurchase program to $200 million. Through the six month period ended June 30, 2004, the Company repurchased 2,621,400 shares for $77.3 million in cash under the program and has utilized a total of $104.2 million of the total amount authorized by its Board of Directors since the inception of the plan.

“We are pleased to be reporting diluted earnings per share of $0.62, the high side of our guidance for the quarter,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “While we have seen an increase in total revenues, as expected, our net earnings are slightly below last year, reflecting the temporary impact of our two recent acquisitions, our new store initiatives, as well as the impact on our same store sales from, among other things, higher fuel and energy costs that burden our customer.” Speese continued, “We continue to believe the recent acquisitions will add approximately $27 million to our operating profits in 2005 as our proven business model takes root in the acquired stores.” Speese added, “Therefore, we intend to continue pursuing our long term strategic initiative of increasing our store base between 5% and 10% annually for the next several years, realizing the negative impact on our same store sales resulting from cannibalization as we strategically open stores near market areas served by existing stores in order to meet customer service objectives, gain incremental sales and increase market penetration.”

During the second quarter of 2004, the Company opened 25 new locations and acquired 161 additional stores while consolidating 12 locations into existing stores. The Company also purchased accounts from 63 additional locations during the second quarter of 2004. Since June 30, 2004, the Company has opened four additional new stores while consolidating one location into an existing store.

During the second quarter of 2003, the Company recorded $27.7 million in pre-tax charges associated with its recapitalization. These charges reduced diluted earnings per share in the second quarter of 2003 by $0.19 to the reported diluted earnings per share of $0.39. Additionally, these charges reduced diluted earnings per share for the six month period ended June 30, 2003 by $0.19 to the reported diluted earnings per share of $0.95.

Rent-A-Center will host a conference call to discuss the second quarter financial results and other business updates on Tuesday morning, July 27, 2004 at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,849 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 319 rent-to-own stores, 307 of which operate under the trade name of “ColorTyme,” and the remaining 12 of which operate under the “Rent-A-Center” name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the effects of an anticipated non-cash finance charge of $4.2 million to be recorded in the third quarter of 2004 associated with the recent refinancing of the Company’s senior debt, any repurchases of common stock the Company may make or the potential impact of store acquisitions that may be completed after July 27, 2004.

THIRD QUARTER 2004 GUIDANCE:

Revenues

•	The Company expects total revenues to be in the range of $585 million to $590 million.

•	Store rental and fee revenues are expected to be between $529 million and $534 million.

•	Total store revenues are expected to be in the range of $572 million to $577 million.

•	Same store sales are expected to be in the (1.5%) to (2.5%) range.

•	The Company expects to open 20-25 new store locations.

Expenses

•	The Company expects depreciation of rental merchandise to be between 21.5% and 21.9% of store rental and fee revenue and cost of goods merchandise sales to be between 73% and 78% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.0% and 57.5% of total store revenue.

•	General and administrative expenses are expected to be between 3.2% and 3.4% of total revenue.

•	Net interest expense is expected to be approximately $9.0 million and amortization is expected to be approximately $3.0 million.

•	The effective tax rate is expected to be between approximately 37.5% and 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.58 to $0.60.

•	Diluted shares outstanding are estimated to be between 81.0 million and 82.0 million shares.

FISCAL 2004 GUIDANCE:

Revenues

•	The Company expects total revenues to be in the range of $2.36 billion and $2.38 billion.

•	Store rental and fee revenues are expected to be between $2.10 billion and $2.12 billion.

•	Total store revenues are expected to be in the range of $2.30 billion and $2.32 billion.

•	Same store sales are expected to be in the (1.0%) to (2.0%) range.

•	The Company expects to open approximately 100 new store locations.

Expenses

•	The Company expects depreciation of rental merchandise to be between 21.5% and 21.9% of store rental and fee revenue and cost of goods merchandise sales to be between 72% and 76% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 54.0% and 55.5% of total store revenue.

•	General and administrative expenses are expected to be between 3.1% and 3.3% of total revenue.

•	Net interest expense is expected to be between $35.0 million and $40.0 million and amortization of intangibles is expected to be approximately $11.0 million.

•	The effective tax rate is expected to be between approximately 37.5% and 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.62 to $2.70.

•	Diluted shares outstanding are estimated to be between 81.0 million and 83.0 million shares.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company’s ability to collect on its rental purchase agreements; changes in the Company’s effective tax rate; changes in the Company’s stock price and the number of shares of common stock that the Company may or may not repurchase; the Company’s ability to enhance the performance of the acquired Rainbow and Rent-Rite stores; the ability to realize the cost savings anticipated; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K/A for the year ended December 31, 2003 and its quarterly report on Form 10-Q for the three month period ended March 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:
 David E. Carpenter
Director of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)
	Three Months Ended June 30,
	2004	2003	2003
		Before Finance	After Finance
		Charges	Charges
Total Revenue	$572,985	$553,260	$553,260
Operating Profit	90,223	97,238	97,238
Net Earnings	51,194	52,293	35,300 (1)
Diluted Earnings per Common Share	$0.62	$0.58	$0.39 (1)
EBITDA	$105,215	$111,367	$111,367
Reconciliation to EBITDA:
Reported earnings before income taxes	81,459	85,376	57,628
Add back:
Finance charge from recapitalization	—	—	27,748
Interest expense, net	8,764	11,862	11,862
Depreciation of property assets	11,834	10,833	10,833
Amortization of intangibles	3,158	3,296	3,296

EBITDA	$105,215	$111,367	$111,367

	Six Months Ended June 30,
	2004	2003	2003
		Before Finance	After Finance
		Charges	Charges
Total Revenue	$1,158,365	$1,119,666	$1,119,666
Operating Profit	182,882	193,529	193,529
Net Earnings	103,403	103,252	86,259 (1)
Diluted Earnings per Common Share	$1.25	$1.14	$0.95 (1)
EBITDA	$211,611	$220,651	$220,651
Reconciliation to EBITDA:
Reported earnings before income taxes	165,262	168,915	141,167
Add back:
Finance charge from recapitalization	—	—	27,748
Interest expense, net	17,620	24,614	24,614
Depreciation of property assets	23,083	20,953	20,953
Amortization of intangibles	5,646	6,169	6,169

EBITDA	$211,611	$220,651	$220,651

(1)	Including the effects of $27.7 million in pre-tax financing costs associated with refinancing the Company’s capital structure. These charges reduced diluted earnings per share in the second quarter of 2003 by $0.19 from $0.58 per diluted share to $0.39, as well as reducing diluted earnings per share for the six month period ended June 30, 2003 to the reported $0.95 from $1.14 per diluted share.

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2004	June 30, 2003
Cash and cash equivalents	$86,164	$248,250
Prepaid expenses and other assets	57,155	34,726
Rental merchandise, net
On rent	565,977	530,985
Held for rent	169,044	143,415
Total Assets	1,930,203	1,870,277
Senior debt	396,000	400,000
Subordinated notes payable	300,000	384,455
Total Liabilities	1,069,985	1,057,340
Stockholders’ Equity	860,218	812,937

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended June 30,
	2004	2003
	Unaudited
Store Revenue
Rentals and Fees	$520,593	$504,352
Merchandise Sales	34,599	32,528
Installment Sales	5,801	4,745
Other	967	812

	561,960	542,437
Franchise Revenue
Franchise Merchandise Sales	9,668	9,261
Royalty Income and Fees	1,357	1,562

Total Revenue	572,985	553,260
Operating Expenses
Direct Store Expenses
Depreciation of Rental Merchandise	112,113	109,341
Cost of Merchandise Sold	25,350	24,235
Cost of Installment Sales	2,477	2,090
Salaries and Other Expenses	311,058	291,726
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	9,214	8,946

	460,212	436,338
General and Administrative Expenses	19,392	16,388
Amortization of Intangibles	3,158	3,296

Total Operating Expenses	482,762	456,022

Operating Profit	90,223	97,238
Finance Charge from Recapitalization	—	27,748
Interest Income	(1,488)	(1,208)
Interest Expense	10,252	13,070

Earnings before Income Taxes	81,459	57,628
Income Tax Expense	30,265	22,328

NET EARNINGS	51,194	35,300
Preferred Dividends	—	—

Net earnings allocable to common stockholders	$51,194	$35,300

BASIC WEIGHTED AVERAGE SHARES	79,464	87,498

BASIC EARNINGS PER COMMON SHARE	$0.64	$0.40

DILUTED WEIGHTED AVERAGE SHARES	81,980	90,768

DILUTED EARNINGS PER COMMON SHARE	$0.62	$0.39

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Six Months Ended June 30,
	2004	2003
	Unaudited
Store Revenue
Rentals and Fees	$1,024,883	$997,771
Merchandise Sales	94,022	85,192
Installment Sales	12,499	10,790
Other	2,047	1,527

	1,133,451	1,095,280
Franchise Revenue
Franchise Merchandise Sales	22,132	21,333
Royalty Income and Fees	2,782	3,053

Total Revenue	1,158,365	1,119,666
Operating Expenses
Direct Store Expenses
Depreciation of Rental Merchandise	220,428	216,001
Cost of Merchandise Sold	64,961	60,783
Cost of Installment Sales	5,622	5,321
Salaries and Other Expenses	620,142	584,222
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	21,106	20,497

	932,259	886,824
General and Administrative Expenses	37,578	33,144
Amortization of Intangibles	5,646	6,169

Total Operating Expenses	975,483	926,137

Operating Profit	182,882	193,529
Finance Charge from Recapitalization	—	27,748
Interest Income	(2,991)	(1,979)
Interest Expense	20,611	26,593

Earnings before Income Taxes	165,262	141,167
Income Tax Expense	61,859	54,908

NET EARNINGS	103,403	86,259
Preferred Dividends	—	—

Net earnings allocable to common stockholders	$103,403	$86,259

BASIC WEIGHTED AVERAGE SHARES	79,874	87,370

BASIC EARNINGS PER COMMON SHARE	$1.29	$0.99

DILUTED WEIGHTED AVERAGE SHARES	82,433	90,303

DILUTED EARNINGS PER COMMON SHARE	$1.25	$0.95